Exhibit 99.i(7)

                        CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the captions "General Information" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 24 to the Form N-1A Registration Statement of Market Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ Clifford Chance US LLP

New York, New York
April 25, 2008